EXHIBIT 10(d)

IB's DEFERRED COMPENSATION PLANS FOR DIRECTORS
            In 1983, 1984, and 1986, the Board of Directors of IB adopted unfunded Outside Directors' Deferred Compensation Plans which were open to directors of IB who are not full-time bank employees and who chose to participate. Under these plans, a participating director had the option to defer up to 100 percent of his quarterly fee. Benefit payment amounts relate to the fee deferred and accrual of interest at an above market rate. At retirement (age
70), benefits will be paid on a monthly basis for 120 months, with any installments not paid prior to a participant's death being paid to his designated beneficiary. If a director ceases to serve as such prior to attaining age 70, the participating director will receive reduced benefit payments related to the fees deferred and the duration of his participation.